FINANCE COMMITTEE CHARTER
OF
WAFERGEN BIO-SYSTEMS, INC.

The finance committee (the “Committee”) of the Board of Directors (the “Board”) of WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), is appointed by the Board to undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe, and shall have all powers necessary and proper to fulfill all such duties and responsibilities.  Subject to Section II below, the Committee shall consist of four (4) members, with (i) two (2) of the members being designees of Great Point Partners, LLC as provided under that certain letter agreement dated January 12, 2012 between the Company and certain investors (each such designee, a “GP Designee”) and (i) one (1) of the GP Designees being the Chairman of the Committee.

I.	In fulfilling its purposes as stated in this Charter, the Committee shall, via weekly calls with the Company’s Chief Financial Officer and other officers of the Company, as necessary:

A.
Budget Development and Execution. Work with management to formulate and shape the annual budget, continuously monitor performance versus budget, and determine whether Board should conduct intra-year re-evaluations and revisions of the budget so that go-forward budget continues to reflect best thinking in terms of future results.

B.	Tracking and Evaluating Performance.

1.
Company.  Formulate monthly financial dashboard to be distributed to full Board, ensure that dashboard is delivered on-time and accurately, and preview the finance-related components of each board packet prior to their finalization.

2.	Finance Team. Continually assess performance of finance team and its individual members and discuss assessment with the Board from time to time.

C.	Closely Monitoring Cash

1.	Outflows.

(a)	On a weekly basis review the spending plan for the week ahead as well as actual spending during the week prior;

(b)
Hold temporary veto power over large one-time items or large unbudgeted expenses that it believes should be brought to the attention of the Board, and such expenses will be brought to the Board for review and approval within two weeks of the Committee’s use of such temporary veto power; and

(c)	Bring to the Board’s attention important deviations from the plan or spending.

2.	Cash Management. Formulate formal cash management policies, present such policies to Board for approval and monitor compliance with such policies.

3.	Assess Potential Future Needs to Augment Cash. Review cash runway versus timing of key value-creating events.

D.	Other Matters

1.	Exchange Listing. Assist the Company in achieving and maintaining a listing on a national exchange.

2.	Investor Relations. Assist the Company with investor relations efforts.

II.
To the extent that the Company’s Available Cash (as defined below) at any time is less than the Company’s Projected Twelve Month Burn (as defined below), then at any time thereafter (i) the Committee, at the option of the GP Designees, shall be reduced from four members to three members, with one of the members who is not a GP Designee either resigning from the Committee or being removed from the Committee by the Board, and (ii) the Committee shall have the ability to directly engage, on behalf of the Company, a nationally-recognized investment bank and other advisors in order to advise the Company on potential strategic options and alternatives, including, without limitation, with respect to a possible sale of, or business combination (including, a merger, reverse merger or merger of equals) involving, the Company (collectively, a “Transaction”).  Any such investment bank engaged by the Committee may provide advice and assistance with respect to defining the Transaction’s objectives, performing valuation analyses, identifying and contacting potential purchasers, designing appropriate Transaction structures, evaluating proposals, formulating negotiating strategy, assisting in negotiations, and other matters pertinent to closing the Transaction.  Notwithstanding the foregoing, the consummation of any such Transaction would be subject to approval of the Board.

For purposes of this Section II, “Available Cash” shall mean, at any particular time, the Company’s cash and cash equivalents minus its accrued but unpaid liabilities.  “Projected Twelve Month Burn” shall mean, at any particular time, the greater of (i) twelve (12) times the Company’s average monthly burn rate (including both actual cash disbursed plus accruals that will be settled for cash in the future) for the three (3) month period immediately preceding the relevant measurement date, and (ii) the Company’s projected burn, as approved by the Board and set forth in the Company’s budget, for the twelve (12) month period immediately following the relevant measurement date..

Section II of this Charter may not be amended or altered in any way, either directly or indirectly, without the unanimous approval of the Board.